Exhibit 99.1
Tilly's, Inc. Announces Fiscal 2021 First Quarter Operating Results
Reports Record First Quarter Net Sales and Earnings Per Share

Irvine, CA – June 3, 2021 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the first quarter of fiscal 2021 ended May 1, 2021.
"Fiscal 2021 is off to a record-setting start with our best first quarter net sales and best earnings per share of any quarter since becoming a public company in May 2012," commented Ed Thomas, President and Chief Executive Officer. "The second quarter is also off to a great start with a 30% increase in comparable net sales compared to fiscal 2019's pre-pandemic second quarter. We believe these results are being driven by a compelling merchandise offering and excellent execution by our corporate and store teams, as well as several favorable environmental factors, including increased consumer activity generally, the impact of federal stimulus checks on consumer spending, a return to in-person learning in many schools, and the reopening of public venues."

First Quarter Results Overview
The following comparisons refer to operating results for the first quarter of fiscal 2021 versus the first quarter of fiscal 2020 ended May 2, 2020:
•Total net sales were $163.2 million, a record for a first quarter, which represented an increase of $85.9 million or 111.1%, compared to $77.3 million last year.
◦Net sales from physical stores were $127.7 million, an increase of $80.7 million or 171.9%, compared to $47.0 million last year, primarily due to the closure of all stores during the latter half of the first quarter last year as a result of the COVID-19 pandemic. Net sales from stores represented 78.3% of total net sales compared to 60.8% of total net sales last year. The Company ended the first quarter with 238 total stores compared to 239 total stores at the end of the first quarter last year. During the first quarter of fiscal 2021, the Company opened two new stores and permanently closed two stores.
◦Net sales from e-commerce were $35.5 million, an increase of $5.1 million or 17.0%, compared to $30.3 million last year. E-commerce net sales represented 21.7% of total net sales compared to 39.2% of total net sales last year.
◦For further context as to how the Company's fiscal 2021 first quarter business performance compared to pre-pandemic levels during which it was not subject to mandatory store closures, total comparable net sales for the first quarter of fiscal 2021 compared to the first quarter of fiscal 2019 increased 21.9% with comparable net sales from physical stores up 11.7% and e-commerce net sales up 80.4%. In the first quarter of fiscal 2019, total net sales from physical stores represented 84.9% of total net sales while net sales from e-commerce represented 15.1% of total net sales.
•Gross profit was $54.8 million, or 33.6% of net sales, compared to $1.6 million, or 2.1% of net sales, last year. Product margins improved 930 basis points as a percentage of net sales primarily due to the prior year impact of an estimated inventory reserve of $4.7 million recorded during last year's store shutdown period which represented 600 basis points of the comparative increase. Setting aside the prior year inventory reserve impact, the remaining product margin improvement of 330 basis points was primarily attributable to a lower total markdown rate. Buying, distribution and occupancy costs improved by 2220 basis points collectively, despite increasing by $1.5 million in total, due to leveraging these costs against a much higher level of net sales this year compared to last year's store shutdown period. Occupancy costs improved by 1700 basis points as a percentage of net sales and were reduced by $0.5 million compared to last year. Distribution expenses improved by 450 basis points as a percentage of net sales despite increasing by $1.6 million. Buying costs improved by 70 basis points as a percentage of net sales despite increasing by $0.5 million.
•Selling, general and administrative expenses ("SG&A") were $40.0 million or 24.5% of net sales, compared to $30.0 million, or 38.8% of net sales, last year. The 1430 basis point improvement in SG&A as a percentage of net sales was primarily due to leveraging the higher level of expenses against a much higher level of net sales as a result of all stores being in operation for the entirety of the first quarter compared to only half of last year’s first quarter. Of the $10.0 million increase in SG&A, $6.2 million was attributable to store payroll and related benefits due to operating all stores for the entirety of this year’s first quarter, $1.5 million was attributable to corporate bonus accruals due to exceeding budgeted targets thus far in fiscal 2021, $1.2 million was attributable to increased e-com marketing costs, $1.2 million was attributable to increased corporate payroll and related benefits due to being fully staffed this year compared to significant furloughs and temporary management pay reductions during last year’s store shutdown period, $0.8 million was attributable to increased credit card fees associated with significantly higher net sales, and $0.5 million was due to increased insurance premiums. These increases were partially offset by a $1.6 million reversal of a disputed California sales tax assessment originally recorded during the third quarter of fiscal 2020 which the Company was able to successfully resolve in its favor.
•Operating income improved to $14.9 million, or 9.1% of net sales, compared to an operating loss of $(28.4) million, or (36.7)% of net sales, last year as a result of the combined impact of the factors described above.
•Other expense was $0.1 million compared to other income of $0.4 million last year, primarily due to earning lower interest rates on investments and approximately $0.2 million in costs associated with the ABL credit facility.
•Income tax expense was $3.8 million, or 25.7% of pre-tax income, compared to an income tax benefit of $(10.6) million, or 37.9% of pre-tax loss, last year.
•Net income improved to $11.0 million, or $0.36 per diluted share, records for a first quarter since the Company became publicly-traded, compared to a net loss of $(17.4) million, or $(0.59) per share, last year. Weighted average shares were 30.5 million this year compared to 29.7 million last year.

Balance Sheet and Liquidity
As of May 1, 2021, the Company had $157.6 million of cash and marketable securities, including $0.8 million of withheld store lease payments and no debt outstanding. This compared to $111.1 million at the end of the first quarter last year, which included $13.3 million in withheld store lease payments and $23.7 million of borrowed cash under the Company's then-existing credit facility. The Company ended the first quarter with inventories per square foot down 2.6% relative to last year, but up 8.0% relative to fiscal 2019, which the Company believes is a reasonable position relative to the current performance of its business. Total capital expenditures for the first quarter were $5.5 million compared to $3.5 million last year, the increase being primarily due to new store openings this year.

Fiscal 2021 Second Quarter Business Update
At this time, the Company cannot predict with any certainty what future customer traffic or comparable store net sales results will be. However, based on current trends, the Company believes that its fiscal 2021 second quarter net sales and earnings per share will be improved compared to the second quarters of both fiscal 2020 and fiscal 2019 as long as its stores and e-commerce can remain in full operation throughout the quarter. The Company expects to end the second quarter of fiscal 2021 with 244 total stores compared to 238 and 229 total stores at the end of the second quarters of fiscal 2020 and 2019, respectively. The Company is providing the following updates regarding its fiscal 2021 second quarter business in comparison to fiscal 2020 and fiscal 2019:
•The Company's total net sales for the second quarter of fiscal 2021 through May 31, 2021, were $58.0 million, an increase of $29.7 million, or 104.7%, compared to the comparable period of fiscal 2020 ended June 1, 2020, and an increase of $15.9 million, or 37.7%, compared to the comparable period of fiscal 2019 ended June 3, 2019.
•Net sales from physical stores for the second quarter of fiscal 2021 through May 31, 2021, were $47.1 million, an increase of $38.7 million, or 462.6% compared to the comparable period of fiscal 2020 ended June 1, 2020, and an increase of $10.9 million, or 30.0%, compared to the comparable period of fiscal 2019 ended June 3, 2019.
•Net sales from e-commerce for the second quarter of fiscal 2021 through May 31, 2021, were $11.0 million, a decrease of $9.0 million, or 45.2%, compared to the comparable period of fiscal 2020 ended June 1, 2020, and an increase of $5.0 million, or 84.6%, compared to the comparable period of fiscal 2019 ended June 3, 2019.
•As of June 1, 2021, the Company had $166.2 million of cash and marketable securities, including $0.5 million of withheld store lease payments and no debt outstanding. This compares to $115.2 million of total cash and marketable securities with $15.0 million of withheld store lease payments and $23.7 million borrowed under its then existing credit facility as of June 2, 2020, the comparable fiscal date last year. As of June 4, 2019, the comparable fiscal date of fiscal 2019, the Company had $114.6 million of cash and marketable securities with no withheld store lease payments and no debt outstanding. In February of each of 2020 and 2019, the Company paid aggregate cash dividends to its stockholders of $29.7 million and $29.5 million, respectively. Based on all currently available information, the Company believes the combination of its cash, marketable securities, and credit facility availability will be sufficient to support its operations for at least the next twelve months.
The Company emphasizes that drawing specific conclusions from comparative financial performance against last year’s results can be misleading given the various impacts of the COVID-19 pandemic, and it is challenging to predict future performance trends with any certainty due to many continuing unknowable factors in the current environment. These factors include but are not limited to: how the pandemic may continue to impact consumer habits; how the continuation or cessation of federal or state/local stimulus payments may continue to impact consumer spending; how store performance will compare relative to fiscal 2020 and fiscal 2019 over a longer period of time, particularly against last year’s strong results upon the initial reopening of stores which occurred on a staggered basis over several months beginning in mid-May; how e-commerce will perform relative to the significant increases in e-commerce net sales the Company experienced during the varying periods of store closures during fiscal 2020; whether or not there will be a more typical back-to-school season this year which usually begins in late July; whether, or for how long, the recent shift away from online shopping towards stores will continue; whether any of the first quarter business the Company did in traditional back-to-school product categories will represent a pull-forward of typical back-to-school spending or if this first quarter business will be incremental to what the Company hopes will be a more normal back-to-school season this year. In light of these and other uncertainties, the Company is not providing any specific earnings guidance at this time.

Conference Call Information
A conference call to discuss these financial results is scheduled for today, June 3, 2021, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 (domestic) or (201) 689-8471 (international) at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.
A telephone replay of the call will be available until June 17, 2021, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13719420. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 244 total stores across 33 states, as well as its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the overall effect of the novel coronavirus (COVID-19) pandemic, including its impacts on the Company, its operations, or its future financial condition or operating results, the actions taken or to be taken in response to the COVID-19 pandemic, and the impacts thereof on the Company, its operations, or its future financial condition or operating results, expectations regarding future customer traffic and sales activities, the effects of guidance from local, state and federal governments and health organizations on its future business operations, the possibility of repaying withheld store rents, its ability to properly manage inventory levels, and any other statements about its future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the effects of the COVID-19 pandemic (or other weather, epidemics, pandemics, or other public health issues) on the Company's business and operations, and its ability to respond thereto (including any future surges in the number of cases related thereto and the effects of the emergence from the COVID-19 pandemic on its business), its ability to respond to changing customer preferences and trends, attract customer traffic at its stores and online, execute its growth and long-term strategies, expand into new markets, continue to grow its e-commerce business, effectively manage its inventory and costs, effectively compete with other retailers, attract talented employees, enhance awareness of its brand and brand image, general consumer spending patterns and levels, the markets generally, its ability to satisfy its financial obligations, including under its credit facility and its leases, and other factors that are detailed in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in its other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from the Company's website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with the financial statements and notes thereto contained in the Company's Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	May 1, 2021	January 30, 2021	May 2, 2020
ASSETS
Current assets:
Cash and cash equivalents	$81,015	$76,184	$65,133
Marketable securities	76,633	64,955	45,981
Receivables	9,701	8,724	13,421
Merchandise inventories	65,341	55,698	67,650
Prepaid expenses and other current assets	4,956	6,595	2,092
Total current assets	237,646	212,156	194,277
Operating lease assets	219,918	227,881	252,554
Property and equipment, net	54,139	52,639	61,941
Other assets	12,530	12,797	7,422
Total assets	$524,233	$505,473	$516,194
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,860	$24,983	$24,837
Accrued expenses	29,110	30,682	13,591
Line of credit	—	—	23,675
Deferred revenue	12,913	13,492	10,719
Accrued compensation and benefits	14,489	9,899	5,098
Current portion of operating lease liabilities	53,633	54,503	65,595
Total current liabilities	146,005	133,559	143,515
Noncurrent operating lease liabilities	203,627	211,292	229,127
Other	—	—	558
Total liabilities	349,632	344,851	373,200
Stockholders’ equity:
Common stock (Class A)	23	22	22
Common stock (Class B)	7	8	8
Preferred stock	—	—	—
Additional paid-in capital	158,454	155,437	153,878
Retained earnings (Accumulated deficit)	16,094	5,135	(11,115)
Accumulated other comprehensive income	23	20	201
Total stockholders’ equity	174,601	160,622	142,994
Total liabilities and stockholders’ equity	$524,233	$505,473	$516,194

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
Net sales	$163,157	$77,289
Cost of goods sold (includes buying, distribution, and occupancy costs)	108,318	75,695
Gross profit	54,839	1,594
Selling, general and administrative expenses	39,965	29,995
Operating income (loss)	14,874	(28,401)
Other (expense) income, net	(115)	409
Income (loss) before income taxes	14,759	(27,992)
Income tax expense (benefit)	3,800	(10,597)
Net income (loss)	$10,959	$(17,395)
Basic earnings (loss) per share of Class A and Class B common stock	$0.37	$(0.59)
Diluted earnings (loss) per share of Class A and Class B common stock	$0.36	$(0.59)
Weighted average basic shares outstanding	29,878	29,677
Weighted average diluted shares outstanding	30,529	29,677

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
Cash flows from operating activities
Net income (loss)	$10,959	$(17,395)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,324	5,024
Insurance proceeds from casualty loss	117	—
Stock-based compensation expense	366	501
Impairment of long-lived assets	—	333
Loss on disposal of assets	62	—
Gain on sales and maturities of marketable securities	(29)	(330)
Deferred income taxes	285	591
Changes in operating assets and liabilities:
Receivables	250	(5,936)
Merchandise inventories	(9,760)	(10,749)
Prepaid expenses and other current assets	1,615	2,411
Accounts payable	10,617	4,661
Accrued expenses	(1,745)	(5,284)
Accrued compensation and benefits	4,590	(2,092)
Operating lease liabilities	(1,795)	9,741
Deferred revenue	(579)	(1,042)
Net cash provided by (used in) operating activities	19,277	(19,566)
Cash flows from investing activities
Purchases of property and equipment	(5,492)	(3,548)
Proceeds from sale of property and equipment	10	—
Insurance proceeds from casualty loss	29	—
Purchases of marketable securities	(36,644)	(5,996)
Proceeds from marketable securities	25,000	30,108
Net cash (used in) provided by investing activities	(17,097)	20,564
Cash flows from financing activities
Proceeds from line of credit	—	23,675
Dividends paid	—	(29,677)
Proceeds from exercise of stock options	2,651	—
Net cash provided by (used in) financing activities	2,651	(6,002)
Change in cash and cash equivalents	4,831	(5,004)
Cash and cash equivalents, beginning of period	76,184	70,137
Cash and cash equivalents, end of period	$81,015	$65,133

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2020 Q1	240	—	1	239	1,768
2020 Q2	239	—	1	238	1,760
2020 Q3	238	1	1	238	1,753
2020 Q4	238	1	1	238	1,751
2021 Q1	238	2	2	238	1,753
Note: The store counts noted above do not reflect the impact of stores temporarily closed as a result of the COVID-19 pandemic.

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com